UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                              (Amendment No. 12)*

                                Blockbuster Inc.
                                (Name of Issuer)

                              Class A Common Stock
                              Class B Common Stock
                         (Title of Class of Securities)

                               Class A: 093679108
                               Class B: 093679207
                                 (CUSIP Number)

                               Marc Weitzen, Esq.
                                General Counsel
                 Icahn Enterprises L.P. & affiliated companies
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4388

          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                 April 1, 2010
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      High  River  Limited  Partnership

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      Class  A  1,074,563  (see  Item  5);  Class  B  472,077

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      Class  A  1,074,563  (see  Item  5);  Class  B  472,077

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      Class  A  1,074,563  (see  Item  5);  Class  B  472,077

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      Class  A  0.74  %  (see  Item  5);  Class  B  0.66%

14  TYPE  OF  REPORTING  PERSON*
      PN

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      Hopper  Investments  LLC

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      Class  A  1,074,563  (see  Item  5);  Class  B  472,077

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      Class  A  1,074,563  (see  Item  5);  Class  B  472,077

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      Class  A  1,074,563  (see  Item  5);  Class  B  472,077

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      Class  A  0.74  %  (see  Item  5);  Class  B  0.66%

14  TYPE  OF  REPORTING  PERSON*
      OO

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      Barberry  Corp.

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      Class  B  340,906

8   SHARED  VOTING  POWER
      Class  A  1,074,563  (see  Item  5);  Class  B  472,077

9   SOLE  DISPOSITIVE  POWER
      Class  A  0;  Class  B  340,906

10  SHARED  DISPOSITIVE  POWER
      Class  A  1,074,563  (see  Item  5);  Class  B  472,077

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      Class  A  1,074,563  (see  Item  5);  Class  B  812,983

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      Class  A   0.74%  (see  Item  5);  Class  B   1.13%

14  TYPE  OF  REPORTING  PERSON*
      CO

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      Icahn  Partners  Master  Fund  L.P.

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Cayman  Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      Class  A  2,294,175(see  Item  5);  Class  B  1,723,898

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      Class  A  2,294,175(see  Item  5);  Class  B  1,723,898

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      Class  A  2,294,175(see  Item  5);  Class  B  1,723,898

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      Class  A  1.59%  (see  Item  5);  Class  B  2.39%

14  TYPE  OF  REPORTING  PERSON*
      PN

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      Icahn  Partners  Master  Fund  II  L.P.

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Cayman  Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      0

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0%

14  TYPE  OF  REPORTING  PERSON*
      PN

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      Icahn  Partners  Master  Fund  III  L.P.

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Cayman  Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      0

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.0%

14  TYPE  OF  REPORTING  PERSON*
      PN

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      Icahn  Offshore  L.P.

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      Class  A  2,294,175(see  Item  5);  Class  B  1,723,898

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      Class  A  2,294,175(see  Item  5);  Class  B  1,723,898

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      Class  A  2,294,175(see  Item  5);  Class  B  1,723,898

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      Class  A  1.59%  (see  Item  5);  Class  B  2.39%

14  TYPE  OF  REPORTING  PERSON*
      PN

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      Icahn  Partners  L.P.

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      Class  A  2,004,078(see  Item  5);  Class  B  1,528,035

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      Class  A  2,004,078(see  Item  5);  Class  B  1,528,035

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      Class  A  2,004,078(see  Item  5);  Class  B  1,528,035

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      Class  A  1.39%  (see  Item  5);  Class  B  2.12%

14  TYPE  OF  REPORTING  PERSON*
      PN

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      Icahn  Onshore  L.P.

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      Class  A  2,004,078(see  Item  5);  Class  B  1,528,035

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      Class  A  2,004,078(see  Item  5);  Class  B  1,528,035

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      Class  A  2,004,078(see  Item  5);  Class  B  1,528,035

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      Class  A  1.39%  (see  Item  5);  Class  B  2.12%

14  TYPE  OF  REPORTING  PERSON*
      PN

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      Icahn  Capital  LP

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      Class  A  4,298,253(see  Item  5);  Class  B  3,251,933

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      Class  A  4,298,253(see  Item  5);  Class  B  3,251,933

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      Class  A  4,298,253(see  Item  5);  Class  B  3,251,933

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      Class  A  2.98%  (see  Item  5);  Class  B  4.52%

14  TYPE  OF  REPORTING  PERSON*
      PN

                                  SCHEDULE 13D

Class  A  CUSIP  No.  093679108;  Class  B  CUSIP  No.  093679207

1   NAME  OF  REPORTING  PERSON
      IPH  GP  LLC

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      Class  A  4,298,253(see  Item  5);  Class  B  3,251,933

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      Class  A  4,298,253(see  Item  5);  Class  B  3,251,933

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      Class  A  4,298,253(see  Item  5);  Class  B  3,251,933

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      Class  A  2.98%  (see  Item  5);  Class  B  4.52%

14  TYPE  OF  REPORTING  PERSON*
      OO

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      Icahn  Enterprises  Holdings  LP

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      Class  A  4,298,253(see  Item  5);  Class  B  3,251,933

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      Class  A  4,298,253(see  Item  5);  Class  B  3,251,933

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      Class  A  4,298,253(see  Item  5);  Class  B  3,251,933

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      Class  A  2.98%  (see  Item  5);  Class  B  4.52%

14  TYPE  OF  REPORTING  PERSON*
      PN

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      Icahn  Enterprises  G.P.  Inc.

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      Class  A  4,298,253(see  Item  5);  Class  B  3,251,933

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      Class  A  4,298,253(see  Item  5);  Class  B  3,251,933

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      Class  A  4,298,253(see  Item  5);  Class  B  3,251,933

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      Class  A  2.98%  (see  Item  5);  Class  B  4.52%

14  TYPE  OF  REPORTING  PERSON*
      CO

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      Beckton  Corp.

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      Class  A  4,298,253(see  Item  5);  Class  B  3,251,933

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      Class  A  4,298,253(see  Item  5);  Class  B  3,251,933

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      Class  A  4,298,253(see  Item  5);  Class  B  3,251,933

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      Class  A  2.98%  (see  Item  5);  Class  B  4.52%

14  TYPE  OF  REPORTING  PERSON*
      CO

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      Carl  C.  Icahn

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      United  States  of  America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      Class  A  71,749

8   SHARED  VOTING  POWER
      Class  A  5,372,816  (see  Item  5);  Class  B  4,064,916

9   SOLE  DISPOSITIVE  POWER
      Class  A  71,749

10  SHARED  DISPOSITIVE  POWER
      Class  A  5,372,816  (see  Item  5);  Class  B  4,064,916

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      Class  A  5,444,565(see  Item  5);  Class  B  4,064,916

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      Class  A  3.77%  (see  Item  5);  Class  B  5.65%

14  TYPE  OF  REPORTING  PERSON*
      IN

                                  SCHEDULE 13D

Item 1. Security and Issuer

     This Statement constitutes Amendment No. 11 to the Schedule 13D previously filed on December 14, 2004 and amended on February 17, 2005, April 7, 2005,
April  8,  2005, April 19, 2005, April 28, 2005, November 10, 2005, November 16,
2005,  November  19, 2007, May 9, 2008, January 29, 2010 and March 31, 2010. All
capitalized terms not otherwise defined shall have the meaning ascribed to such terms in the previously filed statement on Schedule 13D.

Item 5. Interest in Securities of the Issuer

     Item 5 is hereby amended to add the following:

     (a) As of April 1, 2010, Registrants may be deemed to beneficially own, in the aggregate, 5,444,565 Class A Shares (composed of 71,749 Class A Shares which the Registrants own and approximately 5,372,816 additional Class A Shares which the Registrants would hold if the approximately $ 27,670,000.00 of the face amount of the Preferred Shares held by the Registrants were fully converted into Class A Shares) and 4,064,916 Class B Shares, representing approximately 3.77% of the Issuer's outstanding Class A Shares and approximately 5.65% of the Issuer's outstanding Class B Shares (based upon 137,656,687 Class A Shares and 72,000,000 Class B Shares stated to be outstanding as of March 5, 2010 by the Issuer in the Issuer's Form 10K, filed with the Securities and Exchange Commission on March 16, 2010).

     (b) High River has sole voting power and sole dispositive power with regard to 1,074,563 Class A Shares and 472,077 Class B Shares. Each of Hopper, Barberry and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Barberry has sole voting power and sole dispositive power with regard to 340,906 Class B Shares. Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 2,294,175 Class A Shares and 1,723,898 Class B Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 2,004,078 Class A Shares and 1,528,035 Class B Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. References to the number of Class A Shares in this paragraph assume the conversion into Class A Shares of the Preferred Shares held by all of the applicable Registrants.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Mr. Icahn, by virtue of his relationship to Barberry (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Barberry directly beneficially owns. Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Master directly beneficially own. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

Mr. Icahn has sole voting power and sole dispositive power with regard to 71,749 Class A Shares. Each of Registrants (other than Mr. Icahn) disclaims beneficial ownership of such Shares for all purposes.

     (c) The following tables set forth all transactions with respect to Class A Shares and Class B Shares, respectively, effected during the past sixty (60) days by any of the Registrants and not previously reported, inclusive of the transactions effected through the close of business on April 1, 2010. All such transactions were effected in the open market, and the tables include commissions in per share prices.

                                    CLASS B
                                    -------

Name of                   Date of             No. of Shares    Sale Price
Reporting                 Transaction         Purchased/       per Share
Person                                        (Sold)           (U.S. $)
-----------               -----------         -------------    --------------
High River                  3/31/2010             (57,720)         0.19
High River                   4/1/2010                (941)         0.19
Icahn Partners              3/31/2010            (108,629)         0.19
Icahn Partners               4/1/2010              (3,766)         0.19
Icahn Master                3/31/2010            (122,251)         0.19

On March 31, 2010, the Registrants sold 3,795 shares of preferred stock (which were convertible into 736,894 shares of Class A Shares) for an aggregate sale price of $186,714 or $49.20 per share.

On April 1, 2010, the Registrants sold 6,250 shares of preferred stock (which were convertible into 1,213,592 shares of Class A Shares) for an aggregate sale price of $307,000 or $49.12 per share

On April 1, 2010, the Registrants sold 285 shares of preferred stock (which were convertible into 55,340 shares of Class A Shares) for an aggregate sale price of $14,025 or $49.21 per share.

                                   SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  April 1,  2010

HIGH  RIVER  LIMITED  PARTNERSHIP
     By:  Hopper  Investments  LLC,  general  partner

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

HOPPER  INVESTMENTS  LLC

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

BARBERRY  CORP.

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  PARTNERS  MASTER  FUND  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  PARTNERS  MASTER  FUND  II  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  PARTNERS  MASTER  FUND  III  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  OFFSHORE  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
         Name:  Edward  E.  Mattner
         Title:  Authorized  Signatory

ICAHN  PARTNERS  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  ONSHORE  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  CAPITAL  LP
By: IPH GP LLC, general partner
By:  Icahn  Enterprises  Holdings  L.P.,  general  partner
By:  Icahn  Enterprises  G.P.  Inc.,  general  partner

     By:  /s/ Keith A. Meister
          --------------------
          Name:  Keith A. Meister
          Title:  Principal Executive Officer

IPH GP LLC
By:  Icahn  Enterprises  Holdings  L.P.,  general  partner
By:  Icahn  Enterprises  G.P.  Inc.,  general  partner

     By:  /s/ Keith A. Meister
          --------------------
          Name:  Keith A. Meister
          Title: Principal Executive Officer

ICAHN  ENTERPRISES  HOLDINGS  L.P.
     By:  Icahn  Enterprises  G.P.  Inc.,  general  partner

     By:  /s/ Keith A. Meister
          --------------------
          Name:  Keith A. Meister
          Title:  Principal Executive Officer

ICAHN  ENTERPRISES  G.P.  INC.

     By:  /s/ Keith A. Meister
          --------------------
          Name:  Keith A. Meister
          Title:  Principal Executive Officer

BECKTON  CORP.

     By:  /s/ Edward E. Mattner
          ---------------------
          Name:  Edward  E.  Mattner
          Title: Authorized  Signatory


/s/ Carl C. Icahn
-----------------
Carl C. Icahn